Exhibit 10.1

BINDING MEMORANDUM OF TERMS

Bioject Medical Technologies, Inc.

September 14, 2009

Offering of Series G Preferred Stock

Issuer:	Bioject Medical Technologies Inc., an Oregon Corporation (the “Company”).

Total Proceeds:

$1,125,000, paid as follows:

•        Conversion of existing convertible notes of approximately $675,000, including accrued interest (the “Signet Notes”), held by the Investors listed below, which are investment funds managed by Signet Healthcare Partners, LLC (“Signet”)

•        Balance paid in cash of approximately $450,000

Securities to be Issued:	Series G Convertible Preferred Stock (“Series G Preferred”). Each share of Series G Preferred will be convertible at any time into one share of Common Stock, subject to standard anti-dilution adjustments described in “Antidilution Adjustments” below, if any.

Issue Price:	$0.13 per share of Series G Preferred.

Investors:	Funds managed by Signet.

Use of Proceeds:	The proceeds from the issuance of Series G Preferred will be used for general corporate purposes.

Terms of Series G Preferred

Liquidation Preference:	The Series G Preferred will rank senior to all other outstanding Preferred Stock and to the Common Stock. Upon the occurrence of a Liquidation Event, Investors in the Series G Preferred will be paid a liquidation preference equal to $0.13 per share of Series G Preferred (plus any accrued and unpaid dividends) prior to any payments to any other series of Preferred Stock and the Common Stock. No Preferred Stock will be issued in the future which is senior to the Series G Preferred, unless consented to by the holders of the Series G Preferred. A Liquidation Event will include any dissolution, winding-up, merger, reorganization, consolidation, or other transaction(s) in which shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation or a sale of a majority of the assets of the Company, including pursuant to a foreclosure proceeding by a secured lender.

Dividends:	8% per annum, payable annually. If the Board does not declare a dividend, dividends will accrue at 10% per annum from date of issuance, on a cumulative basis. Dividends can be paid in cash or in additional shares of Series G preferred at the Issue Price.

Antidilution Adjustments:	The conversion price of the Series G Preferred will be subject to adjustment at any time as the result of any subdivision, stock split, stock dividend, combination of shares or recapitalization.

Voting Rights:	Votes on an as-converted basis. Has the benefit of all rights to vote as a class or series as provided by law and approval by a majority of the class of Series G Preferred is required for (1) the issuance or creation of any senior or pari passu debt or equity security or obligation, (2) payment of dividends on Common Stock, (3) any redemptions or repurchases of Common Stock or Preferred Stock except for purchases at fair market value from employees of the Company upon termination of employment and any allocations of new option awards to any employees or other persons, (4) any merger, acquisition, recapitalization, reorganization or sale of all or substantially all of the assets of the Company which results in a payment to the Series G Preferred Holder of an amount less than the Liquidation Preference, (5) an increase or decrease in the number of authorized shares of any series of Preferred Stock or Common Stock, (6) any change to the rights, preferences, and privileges of the Series G Preferred, (7) material amendments or repeal of any provision of the Company’s Charter or Bylaws, (8) material changes in the nature of the Company’s business or (9) the prepayment of any debt obligation.

Registration:	The Company will provide demand registration rights obligating the Company to file one Registration Statement on Form S-1 registering for resale the Common Stock underlying the Series G Preferred upon request of the holders of a majority of the Series G Preferred.

Management Option Pool:	An additional option pool equal to 10% of the issued and outstanding common stock will be established and awarded to existing management and others (such as directors and/or consultants) deemed essential by the Board of Directors for value creation going forward. These options will be awarded with an exercise price equal to the issue price. 25% of the options will vest on December 31st of each of 2010, 2011, 2012 and 2013, except that vesting will be accelerated upon a change of control. To the extent that this additional option pool requires shareholder approval and such approval is not obtained due to nay votes of shareholders not affiliated with Signet, such nonapproval shall have no impact on the validity or enforceability of all the other terms of this Binding Memorandum of Terms. The options will have a term of 10 years but will contain standard provisions relating to the termination of employment.

Board of Directors:	The Board of Directors shall consist of six members, two of which will be nominated by the Series G Preferred. The other four members will be nominated by the Board of Directors, and it is anticipated that such four nominees will be chosen from persons currently serving as Directors.

Charter/Bylaws:	A “plain vanilla” charter and bylaws, reasonably acceptable to Signet, will be submitted to shareholders for approval. The existing Rights Plan, or Poison Pill, shall be terminated and, if necessary, shall be submitted to shareholders of the Company for approval of such termination. Signet acknowledges that termination of the Rights Plan may require a cash redemption of the related rights by the Company. To the extent that counsel to the Company and counsel to Signet agree, termination and shareholder approval may be avoided if changes to the Rights Plan can be made which accomplish the goal of eliminating its material terms and conditions.

Shareholder Vote and Board Approval:	All terms in this Memorandum of Terms and any associated documentation which require shareholder approval in order to be valid and effective (the “Required Terms”), will be submitted for shareholder approval at a Company shareholder meeting to be held as soon as reasonably practicable. The Company and the Investors acknowledge that immediately prior to the execution of this Memorandum of Terms, the entire Board of Directors of the Company, with the exception of any directors not voting due to actual or perceived conflicts of interest (including due to financial interests, affiliations, or otherwise), voted unanimously to authorized and approve the Company’s execution of this Memorandum of Terms, and recommended that all additional actions needed to consummate the terms herein be undertaken, including the submission to shareholders for approval of any Required Terms on a date mutually agreed upon by the parties.

Extension of Existing Note:	The maturity date of the existing Signet Notes will be extended to the date occurring 10 business days after the date of the shareholder meeting referred to above. If the shareholders do not approve the Required Terms at such meeting, the Signet Notes and all accrued interest thereon will become due and payable on such 10th business day.

Fee to Investors:	As a necessary inducement to the Investors to enter into this Memorandum of Terms, the Company agrees to pay the Investors or their designee a fee of $200,000, in cash, as liquidated damages, if the Board of Directors of the Company approves the consummation of another transaction as an alternative to the issuance of the Series G Preferred, including by reason of the Company pursuing an alternative transaction as permitted under “No Shop” and “Fiduciary Shop Period” below.

Closing Conditions:

Standard conditions to Closing, which shall include, without limitation,

a)      Closing subject to the negotiation of definitive legal documents with standard terms and conditions and completion of legal and financial due diligence by the Investors.

b)      Approval of the Investment Committee of Signet within 30 days of the date of the execution of this Memorandum of Terms.

No Shop:	Commencing on the 31st day after the date of the execution of this Binding Memorandum of Terms, until 5:00 p.m. EST on the 7th business day following the shareholder meeting referred to above, the Company shall not directly or indirectly solicit, or directly or indirectly accept (i) any offers for the purchase or acquisition of (a) any capital stock of the Company, (b) all or any material portion of the assets of the Company, or (ii) any proposal for any merger or consolidation involving the Company, and the Company shall not negotiate or enter into any agreement or understanding with any other person with respect to any such transaction. The only exceptions to the foregoing include all ongoing business transactions currently in process and the actions of Ferghana Partners under its engagement letter with the Company.

Fiduciary Shop Period

As soon as possible after the execution of this Binding Memorandum of Terms and as required by law, this Binding Memorandum of Terms shall be disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission, and reference shall be made specifically to the binding nature of this Binding Memorandum of Terms on the Company and the Investors and the Board Approval. Commencing on the date of the execution of this Binding Memorandum of Terms and until the 30th calendar day thereafter, the Company shall have the right to solicit offers with respect to and enter into a competing transaction subject to the following terms:

1)      The overall terms must be materially superior to those of this Binding Memorandum of Terms as determined by the Company’s Board of Directors in their sole discretion.

2)      The Signet Notes are paid in full upon the closing of the competing transaction.

3)      The Investors or their designee are paid a fee of $200,000 in cash, as described in Fee to Investors above, as liquidated damages, upon the date of such closing.

Governing Law and Binding Effect:	This Binding Memorandum of Terms shall be governed and construed under New York law. This Binding Memorandum of Terms is intended to be a binding agreement between the Company and the Investors. Formal documentation shall be prepared, containing the terms set forth herein and the standard terms and conditions that would accompany such terms when memorialized formally.

Expenses:	Counsel to Investors will draft the Series G Preferred purchase agreement and related documents, including the description of the Series G Preferred Stock for the Company’s charter. The Company shall pay reasonable expenses of the Investors (including Investors’ counsel), not to exceed $25,000, whether or not the Series G Preferred is issued, in addition to any $200,000 fee that is payable.

AGREED AND ACCEPTED:

Bioject Medical Technologies, Inc.
20245 SW 95th Avenue
Tualatin, OR 97062, USA

By:	/s/ Ralph Makar
Name:	Ralph Makar
Title:	President and CEO
Date:	September 14, 2009

INVESTORS

LIFE SCIENCES OPPORTUNITIES FUND II, L.P.

By:	Signet Healthcare Partners, general partner

By:	/s/ Al Hansen
Name:	Al Hansen
Date:	September 15, 2009

LIFE SCIENCES OPPORTUNITIES FUND II (INSTITUTIONAL), L.P.

By:	Signet Healthcare Partners, general partner

By:	/s/ Al Hansen
Name:	Al Hansen
Date:	September 15, 2009

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